ITEM 6. (A)

                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                             (DOLLARS IN THOUSANDS)


                                       QUARTER ENDED         NINE MONTHS ENDED
                                       SEPTEMBER 30,           SEPTEMBER 30,
                                        1994    1993              1994   1993

Net income                            $2,445   $3,334         $7,518   10,211
Less:  Preferred stock dividend
  requirements                            43       43            128      129
Net income applicable to common
  stock                               $2,402   $3,291         $7,390  $10,082



Weighted average common shares
  outstanding                        944,598  945,533        945,225  945,533



Earnings per common share:
  Income before cumulative
    effect of a change
    in accounting principle            $2.55    $3.48          $7.82   $10.43
  Cumulative effect on prior
    years (to December 31, 1992)
    of changing to a different
    method of accounting for
    income taxes                         .00      .00            .00      .23
Net income                             $2.55    $3.48          $7.82   $10.66